                                                                    EXHIBIT 12.1

                           DOLLAR GENERAL CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                 Three Months
                                                                 Fiscal Year Ended January,                      Ended April,
                                         -----------------------------------------------------------------------------------------
                                             1996         1997          1998          1999         2000        1999        2000
                                         -----------------------------------------------------------------------------------------
                                                           (Amounts in thousands, except ratio data)
Income before income taxes                 $141,546      $185,017     $231,779      $280,915     $344,145     $289,479   $356,679
Add: fixed charges                           30,332        33,739       32,019        46,722       55,147       49,517     58,868
                                         -----------------------------------------------------------------------------------------
Adjusted Earnings                          $171,878      $218,756     $263,798      $327,637     $399,292     $338,996   $415,547
                                         =========================================================================================

Fixed Charges:
Interest Expense                           $  7,361      $  4,659     $  3,764      $  8,349     $  5,157     $  8,289   $  5,556
Amortization of debt expenses                    53            82           43            75          207           73        255
Portion of rental expense deemed to be
   the equivalent of interest                22,918        28,998       28,212        38,297       49,783       41,155     53,057
                                         -----------------------------------------------------------------------------------------
Total Fixed Charges                        $ 30,332      $ 33,739     $ 32,019      $ 46,722     $ 55,147     $ 49,517   $ 58,868
                                         =========================================================================================

Ratio of Earnings to Fixed Charges              5.7x          6.5x         8.2x          7.0x         7.2x         6.8x       7.1x